Exhibit 99.1
FOR IMMEDIATE RELEASE
DIRECTED ELECTRONICS, INC; OMEGA PATENTS LLC; AND OMEGA
RESEARCH & DEVELOPMENT AGREE TO LICENSING ARRANGEMENT
TO RESLOVE THEIR PATENT INFRINGMENT DISPUTE
Directed Electronics, Inc. and Omega Patents LLC are pleased to announce that they have resolved their patent dispute in connection with vehicle databus technology.
Directed has agreed to a pay an up-front fee and take a royalty bearing license on vehicle databus systems, and vehicle tracking systems from Omega Patents. The companies have also entered into a broad long term cross-license for technology related to vehicle security and convenience systems so that both DEI and Omega R&D will be able to continue to expand their product offerings.
Jim Minarik, the President and CEO of Directed Electronics said “we are very pleased to have found a mutually beneficial arrangement that will end all disputes between our companies and allow for continuing development of databus products. This agreement promises to position Directed Electronics as the leader in aftermarket databus technology and we fully intend to exploit this opportunity to develop the best aftermarket vehicle databus products which ease installation for our dealers and provide enhanced functionality to end users.”
Ken Flick, owner and primary inventor of Omega Patents and Omega R&D added “we are also very pleased that Directed Electronics has appreciated the value of our patented technology. Indeed, Directed is the leading manufacturer of aftermarket vehicle security and remote start products, and we are delighted that Directed will continue to use and expand its product offerings based upon our highly-valued patented technology.”
About Omega Patents and Omega R&D
Omega Patents, LLC, headquartered in Douglasville, Georgia, president Ken Flick has been a leading innovator in the vehicle security industry for more than 30 years. Omega Patents holds over one hundred U.S. patents, a majority of which are directed to vehicle databus solutions and vehicle GPS tracking solutions. Omega R&D, also headquartered in Douglasville, Georgia, and owned by Ken Flick has continued to provide reliable, leading-edge security and automotive accessory products at competitive prices for over thirty years. http://www.caralarm.com/
About Directed Electronics
Headquartered in Vista, California, Directed Electronics is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio® and Definitive Technology® premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper®, Clifford®, Python®, Astroflex® and Autostart®. Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO®, Orion®, Precision Power®, Directed Audio®, Xtreme® Directed Video®, Directed Mobile Media® and Automate® brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at www.directed.com.
Contact: Ron Dutt, Chief Financial Officer of Directed Electronics, Inc., +1-760-598-6200